                                   EXHIBIT 99
                                   ----------

                                  FFD [LOGO]

Date: April 30, 2008

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com
                ------------------------

       FFD Financial Corporation Reports Net Earnings For The Three- and
                    nine-Month Periods Ended March 31, 2008

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended March 31, 2008, of $159,000, or diluted earnings per share of $.15, compared to the $347,000, or $.31 per diluted share, of net earnings reported for the comparable three-month period in 2007. The $188,000, or 54.2%, decrease in net earnings resulted from increases of $313,000, or 329.5%, in the provision for losses on loans and $51,000, or 4.6%, in general, administrative and other expenses, which were partially offset by increases of $47,000, or 2.9%, in net interest income, $31,000, or 24.8%, in other income and a decrease of $98,000, or 54.1%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2008, were $929,000, or diluted earnings per share of $.85, compared to the $1.2 million, or $1.03 per diluted share, of net earnings reported for the comparable nine-month period in 2007. The $259,000, or 21.8%, decrease in net earnings resulted from increases of $410,000, or 208.1%, in the provision for losses on loans and $135,000, or 4.1%, in general, administrative and other expenses, which were partially offset by increases of $141,000, or 2.9%, in net interest income, $11,000, or 2.4%, in other income and a decrease of $134,000, or 21.7%, in the provision for federal income tax.

The increase in the provision for losses on loan was based primarily on the decline in the real estate market and the economy in general. Over the nine month period, the allowance for loan losses increased by 37.4%, raising the coverage ratio from the June 30, 2007 level of .60% of total loans to .80% of total loans as of March 31, 2008. Charge-offs for the ninth month period totaled $258,005, or .15%, of average assets. Although charge-offs have increased during this fiscal year, they were relatively low given the difficult overall economic environment. Non-performing assets were $1.3 million at March 31, 2008, or .75%, of assets, well below the average for Ohio publicly traded commercial banks and thrifts (1.05% and 1.79% respectively) as of 3-31-08.(1) First Federal is not and has not been involved in sub-prime lending. The charge-offs experienced in the third quarter were primarily related to commercial loans and one commercial real estate loan.

--------------------
(1) Source: SNL Financial as of 3-31-08

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF

The increase in net interest income was primarily due to increases in average balances of loans receivable, which were partially offset by increases in average deposit balances and the cost of new and repricing deposits. Borrowing costs decreased period to period due to the decrease in the average borrowing costs outweighing the increase in the average balance of borrowings. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The $11,000 increase in other income resulted from increased fee income.

FFD Financial Corporation reported total assets of $179.9 million at March 31, 2008, an increase of 4.0% over the June 30, 2007 balance of $173.0 million. Cash and cash equivalents increased by 6.0% from the June 30, 2007 balance of $9.0 million to $9.6 million at March 31, 2008. Loans receivable, net increased by 3.8% from the June 30, 2007, balance of $153.3 million to $159.1 million at March 31, 2008. Total liabilities increased by 4.4% from the June 30, 2007, balance of $154.9 million to $161.7 million at March 31, 2008, and included deposits of $139.8 million, representing a decrease of 0.1% over the June 30, 2007, balance of $140.0 million. Shareholders' equity amounted to $18.2 million at March 31, 2008, an increase from the $18.1 million total at June 30, 2007. The increase in shareholders' equity was primarily attributable to net earnings of $929,000, a positive mark to market of investments available for sale and proceeds from the exercise of stock options, which were partially offset by the cost of previously announced share repurchases and payments of quarterly dividends. First Federal continues to maintain strong capital ratios, well exceeding regulatory requirements.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com



                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF

                           FFD Financial Corporation
                           -------------------------
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                        March 31,      June 30,
      ASSETS                                                 2008          2007
                                                      (unaudited)
Cash and cash equivalents                                $  9,572      $  9,033
Investment securities                                       4,740         3,448
Mortgage-backed securities                                    328           364
Loans receivable, net                                     159,135       153,282
Loans held for sale                                           226           624
Other assets                                                5,894         6,243
                                                         --------      --------
      Total assets                                       $179,895      $172,994
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $139,789      $139,922
Borrowings                                                 20,696        13,055
Other liabilities                                           1,219         1,882
                                                         --------      --------
         Total liabilities                                161,704       154,859
Shareholders' equity                                       18,191        18,135
                                                         --------      --------

      Total liabilities and shareholders' equity         $179,895      $172,994
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                  Three months ended     Nine months ended
                                                       March 31,             March 31,
                                                    2008        2007      2008        2007
                                                      (unaudited)           (unaudited)
Total interest income                             $2,906      $2,873    $8,980      $8,469

Total interest expense                             1,263       1,277     3,989       3,619
                                                  ------      ------    ------      ------

      Net interest income                          1,643       1,596     4,991       4,850

Provision for losses on loans                        408          95       607         197
                                                  ------      ------    ------      ------

      Net interest income after provision
       for losses on loans                         1,235       1,501     4,384       4,653

Other income                                         156         125       462         451

General, administrative and other expense          1,149       1,098     3,434       3,299
                                                  ------      ------    ------      ------

      Earnings before income taxes                   242         528     1,412       1,805

Federal income taxes                                  83         181       483         617
                                                  ------      ------    ------      ------

      NET EARNINGS                                $  159      $  347       929      $1,188
                                                  ======      ======    ======      ======

      EARNINGS PER SHARE
        Basic                                       $.15        $.32      $.86       $1.04
                                                    ====        ====      ====       =====

        Diluted                                     $.15        $.31      $.85       $1.03
                                                    ====        ====      ====       =====